EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd Senior Vice President, Chief Financial Officer Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
ACQUIRES AGGREGATE OPERATIONS FROM CEMEX
RALEIGH, North Carolina (June 15, 2009) — Martin Marietta Materials, Inc. (NYSE:MLM), announced today that it has acquired three quarries plus the remaining 49% interest in an existing joint venture from CEMEX, Inc. The purchase price for the assets of the three quarries plus the 49% interest was $65 million. Based on 2008 results without synergies, this equates to a multiple of 6.8 times EBITDA. Estimated mineral reserves are 255 million tons.
The quarry operations are located at Fort Calhoun, Nebraska; Guernsey, Wyoming; and Milford, Utah. Guernsey and Milford are rail-connected quarries while Fort Calhoun ships material via barge on the Missouri River in addition to its local and long-haul truck market in Nebraska. The 49% interest purchased relates to the Granite Canyon, Wyoming, quarry where Martin Marietta is the operating manager. Granite Canyon is a major supplier of railroad ballast serving both the Union Pacific Railroad and Burlington Northern Santa Fe Railway. Aggregate shipments in 2008, including the partial interest only in Granite Canyon, were 3.3 million tons.
Commenting on the acquisition, Stephen P. Zelnak, Jr., Chairman & CEO of Martin Marietta, stated: “We are pleased to be able to add this set of quarries to our western operations as well as being able to purchase the minority interest at Granite Canyon. These operations are a very good fit with our Western business and will enable us to pursue growth via additional rail and water transport possibilities. Financially, we expect the acquired operations to be modestly accretive in 2009 with increased contributions as the economy improves.”
Ward Nye, President & COO, further commented: “In addition to enhancing our existing logistical network, these new quarries provide attractive product synergies. Ballast and rip-rap are notable in stimulus and other construction projects critical to the rebuilding of U.S. infrastructure. The sites also strengthen our position as a premier stone supplier to the railroad industry. We will substantially complete the integration of these new operations into our existing business within a matter of days.”
Martin Marietta Materials is a leading producer of construction aggregates and a producer of magnesia-based chemical and dolomitic lime. For more information about Martin Marietta Materials, refer to our Web site at www.martinmarietta.com.
Investors are cautioned that all statements in this Press Release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to business and economic conditions and trends in the markets the Company serves; the level and timing of federal and state transportation funding; levels of construction spending in the markets the Company serves; unfavorable weather conditions; ability to recognize quantifiable savings from internal expansion projects; ability to successfully integrate acquisitions quickly and in a cost-effective manner; fuel costs; transportation costs; competition from new or existing competitors; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation assumes no obligation to update any such forward-looking statements.